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                                                                    EXHIBIT 99.1


                   GROUP MAINTENANCE AMERICA CORP. ANNOUNCES
             ACQUISITION AGREEMENT WITH TRINITY CONTRACTORS, INC.;
                       CROSSES  $1 BILLION REVENUE MARK

HOUSTON, TX, NOVEMBER 4, 1998 -- Group Maintenance America Corp. (NYSE: MAK), announced that it has signed a definitive agreement to acquire Trinity Contractors, Inc., a $100 million full-service mechanical and electrical contracting firm headquartered in Grand Prairie, Texas, with additional offices in Tyler and Paris, Texas, and Birmingham, Alabama. This transaction will bring GroupMAC's annualized revenue run rate to over $1 billion. The purchase of Trinity is contingent upon clearance under the Hart-Scott-Rodino Act and approval of GroupMAC's bank syndicate. The companies anticipate closing during the fourth quarter.

Trinity provides a broad range of engineering, construction, preventive maintenance and other on-site mechanical and electrical services to industrial, institutional and commercial customers throughout the southern United States. The company specializes in providing "turnkey" solutions in complex and fast-track projects for utility, chemical, pulp & paper, food processing, pharmaceutical, automotive, semiconductor and other industrial customers, acting as the prime contractor in a majority of its projects. Trinity's strong project management and technical expertise enable its customers to achieve true "one-stop-shopping" for their central energy plant, HVAC, process piping and plumbing, and related mechanical and electrical needs. Of the approximate $100 million in revenues acquired, 70% comes from maintenance, repair and replacement services ("MRR").

Bob Munson, president of Trinity, commented, "We went through a rigorous process and talked to the leading industry consolidators and several large energy companies before choosing to join GroupMAC. The concepts of partnering, teamwork, quality, safety, ownership and responsibility drives our culture at Trinity. We believe GroupMAC follows those same principles, and that is why we are excited to join forces with them. Since our inception in 1981, Trinity has grown by focusing on exemplary services for a variety of clients. In May of 1998, Trinity was ranked the 32/nd/ largest mechanical contracting firm in the United States by Contractor magazine. Over the last five years, we received four national awards for "Excellence in Construction" from Associated Builders and Contractors. We believe that Trinity can provide great value to GroupMAC in many areas."

The acquisition will be accounted for as a "purchase" transaction. Terms of the transaction have not been disclosed.

J. Patrick Millinor Jr., chief executive officer of GroupMAC, stated, "The addition of Trinity caps a remarkable year of growth and strategic positioning for GroupMAC. Since our public offering a year ago, our annualized revenues have more than tripled, and we have added operations in 18 new markets. This far exceeds our publicly announced targets and our own internal expectations.
In the midst of a very turbulent stock market and a tight credit market, we recently succeeded in nearly doubling our credit facility, and we continue to attract the "best in class" companies in our industry. Our market leading companies provide GroupMAC with the depth of management, engineering expertise and other technical skills necessary to tackle some very exciting national account and energy-related opportunities that we see on the horizon for 1999."
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Mr. Millinor continued, "One year ago, we set a goal of increasing our percentage of higher margin MRR revenues, thereby lessening our exposure to the more cyclical, lower margin new installation business. Our announced objective was to achieve an MRR mix of 60% by the end of 1999. Through a very focused acquisition effort, we will come close to reaching that goal by the end of fiscal 1998. We likewise set a goal of acquiring some of the premier electrical firms in this country, to allow us to deliver comprehensive mechanical and electrical services to our customers, and to achieve greater stability and balance within our business mix. We have had tremendous success in this area, increasing our electrical revenues from 3% at the time of the IPO to 26% of revenues today."

Don Luke, president and chief operating officer, added, "Trinity is the most recent example of the very "best in class" companies that have joined GroupMAC. This company has some of the strongest management and technical capabilities of any industrial mechanical firm in the United States. Trinity provides an excellent platform to penetrate the industrial markets for regional and national accounts work, and a solid foundation to pursue complex retrofit projects in some very energy-intensive industry sectors."

"As we look ahead to 1999, we believe GroupMAC is well positioned to capture the unique opportunities resulting from national utility deregulation. Our operating companies' growth prospects and backlogs are looking strong going into 1999 -- ahead of year-ago levels," stated, Mr. Luke. "We believe our determined drive to increase the mix of higher margin, less cyclical MRR revenues will enable us to weather any headwinds that could result from changes in the larger economy."

Group Maintenance America Corp. is a leading provider of mechanical and electrical services to residential and commercial/industrial customers. Headquartered in Houston, Texas, the company has operations in 55 cities in 26 states throughout the United States.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially from those set forth in the statements. Factors that could cause the company's results to differ materially from current expectations are listed under Item 7 of the company's Transition Report on Form 10-K for the ten-month period ended December 31, 1997.

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